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                                                       Exhibit C2

NEES Energy, INC.
Statement of Cash Flows (Thousands of Dollars)
For the Twelve Months Ended June 30, 1997
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                       ($3,520)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Increase in undistributed income/(loss) in
       subsidiary                                           4,471
     Increase in prepaid taxes                               (726)
     Increase in accounts payable                              22
                                                          -------
Net cash used in operating activities                        (247)
                                                          -------


Investing activities:
  Investment in AllEnergy Marketing Co.,L.L.C.             (8,750)
                                                          -------
Net cash used in investing activities                      (8,750)
                                                          -------


Financing Activities:
  Issue of common stock                                         1
  Subordinated notes payable to parent-issues               8,530
                                                          -------
Net cash provided by financing activities                   8,531
                                                          -------


Net increase in cash and cash equivalents                      28


Cash and cash equivalents at beginning of period                0
                                                          -------
Cash and cash equivalents at end of period                $    28
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